Exhibit 2.5
OMNIBUS AGREEMENT
AMONG
PIONEER SOUTHWEST ENERGY PARTNERS L.P.,
PIONEER NATURAL RESOURCES GP LLC,
PIONEER NATURAL RESOURCES COMPANY,
PIONEER NATURAL RESOURCES USA, INC.,
AND
PIONEER SOUTHWEST ENERGY PARTNERS USA LLC

i

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, ___, 2007 (as defined herein), and is by and among Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”), Pioneer Natural Resources Company, a Delaware corporation (“Pioneer”), Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer USA”), Pioneer Natural Resources GP LLC, a Delaware limited liability company (the “General Partner”), and Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company (“Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     Section 1.1 Definitions.
          (a) Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
          (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise. For purposes of clause (k) of the definition of Excluded Assets and Article IV, the Pioneer Entities, on the one hand, and the Partnership Entities, on the other hand, shall not be considered Affiliates of each other.
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Area of Operations” means onshore Texas and the southeast region of New Mexico, comprising Chaves, Curry, De Baca, Eddy, Lincoln, Lea, Otero and Roosevelt counties.
     “Asset Records” means all lease files, land files, well files, oil, gas and natural gas liquids sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, cores, logs, geological and geophysical information, maps, hazard surveys, engineering data and reports, production records, reserve studies and
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evaluations, and other books, records, data, files, maps, and accounting records, in each case only to the extent related to the Assets, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.
     “Assets” means Buyer’s right, title, and interest in and to the following, except to the extent constituting Excluded Assets, included in the Contemplated Transactions:
     (a) the Wellbores, together with all rights to operate, maintain, and produce, receive, sell, or dispose of production from the Wellbores, insofar and only insofar as to the Assigned Depths, together with a vertical easement extending an additional one hundred feet (100’) beyond the Assigned Depths for operating purposes only;
     (b) the Leases, insofar and only insofar as such Leases cover rights in the Wellbores located thereon, including both leasehold interests and overriding royalty interests in the Leases;
     (c) subject to the term limitations set forth in Section 5.21, the Mineral Interests, insofar and only insofar as such Mineral Interests cover rights in the Wellbores located thereon;
     (d) the Contracts, insofar and only insofar as they may be useful to Buyer to operate and maintain the Wellbores from the Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Assigned Depths, through each Wellbore;
     (e) the Equipment;
     (f) Hydrocarbons produced from the Assigned Depths through each Wellbore after the Effective Time;
     (g) the Surface Rights, insofar and only insofar as they may be useful to Buyer to operate and maintain the Wellbores from the Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Assigned Depths, through each Wellbore; and
     (h) subject to Section 5.20, the Asset Records.
     “Assigned Depths” means as to each Wellbore, those rights from the surface to the deepest existing perforation in such Wellbore as of the Effective Time.
     “Assumed Liabilities” means any and all duties, claims, damages, expenses, fines, penalties, costs (including attorneys’ fees and expenses), liabilities, and obligations (i) attributable to or resulting from the ownership or operation of the Assets from and after the Effective Time under any Contract, Governmental Authorization, or Lease; (ii) imposed by any Legal Requirement relating to the Assets, other than any violations of any Legal Requirement prior to the Closing Date and other than as set forth in clause (v)
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below, (iii) for plugging, abandonment, and surface restoration of the Wellbores, (iv) from any act, omission, event, condition, or occurrence accruing subsequent to the Effective Time relating to the Assets, other than any violations of any Legal Requirement prior to the Closing Date, and (v) attributable to all liabilities under Environmental Laws relating to the Assets. Liabilities which constitute both liabilities attributable to the Excluded Assets and/or Retained Assets, and Assumed Liabilities attributable to the Assets, shall be reasonably and fairly apportioned between Assumed Liabilities for which Buyer is responsible and liabilities with respect to the Excluded Assets and/or Retained Assets for which Pioneer USA and Retained Company are responsible.
     “Buyer” has the meaning given such term in the introduction to this Agreement.
     “Cause” has the meaning given such term in the Partnership Agreement.
     “Change of Control” means, and shall be deemed to have occurred upon, one or more of the following events: (i) any transaction resulting in the Partnership (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) ceasing to be an Affiliate of Pioneer (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof); (ii) the limited partners of the Partnership approve, in one transaction or a series of transactions, a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by either the General Partner or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the General Partner or an Affiliate of the General Partner; or (iv) a transaction resulting in a Person other than Pioneer (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) or an Affiliate thereof being the general partner of the Partnership (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof).
     “Closing Date” means the First Closing Date, and if the underwriters exercise the Over-Allotment Option and the closing of the Over-Allotment Option does not occur on the First Closing Date, the Closing Date also means the closing date of the issuance of Common Units pursuant to the exercise of the Over-Allotment Option.
     “Common Unit” has the meaning given such term in the Partnership Agreement.
     “Conflicts Committee” has the meaning given such term in the Partnership Agreement.
     “Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person which was required to be obtained in connection with the consummation of the Contemplated Transactions.
     “Contemplated Transactions” means the allocation of the Assets to, and the vesting of the Assets in, the Partnership Group in connection with the formation of the
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Partnership Group pursuant to the Merger Agreement, including any Assets conveyed pursuant to the Purchase and Sale Agreement.
     “Contract” means any valid and subsisting contract, agreement, or instrument by which any of the Wellbores are bound, or that directly relates to or is otherwise directly applicable to any of the Wellbores, including operating agreements, unitization, pooling and communitization agreements, declarations, and orders, joint venture agreements, farmin and farmout agreements, production handling agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons or processing agreements, to the extent applicable to the Wellbores or the production of Hydrocarbons from the Wellbores.
     “Covered Environmental Losses” has the meaning given such term in Section 4.1(a).
     “Damages” has the meaning given such term in Section 4.1.
     “Defensible Title” means, as to the Assets, that title which is filed, recorded, or otherwise referenced of record in the records of the applicable Governmental Body in a manner which under applicable Legal Requirements constitutes constructive notice of ownership of such Asset to third parties acquiring an interest in or an encumbrance against such Asset, and which:
     (a) Entitles Buyer, as to each Wellbore (or the specified zone(s) therein), to receive and retain without suspension, reduction, or termination, not less than the Net Revenue Interest set forth for such Wellbore (or the specified zone(s) therein) in Exhibit A, through the plugging, abandonment, and salvage of such Wellbore (or the specified zone(s) therein), except for any decrease (i) caused by orders of the appropriate Governmental Body having jurisdiction over the Wellbore that are promulgated after the Effective Time that concern pooling, unitization, communitization, or spacing matters; or (ii) caused by Buyer, its successors or assigns;
     (b) Obligates Buyer, as to each Wellbore (or the specified zone(s) therein), to bear not more than the Working Interest set forth for such Wellbore (or the specified zone(s) therein) in Exhibit A, through the plugging, abandonment, and salvage of such Wellbore (or the specified zone(s) therein), except for any increase (i) caused by Buyer, its successors or assigns; (ii) that also results in the Net Revenue Interest associated with the Wellbore being proportionately increased; or (iii) caused by orders of the appropriate Governmental Body having jurisdiction over the Wellbore that are promulgated after the Effective Time that concern pooling, unitization, communitization, or spacing matters; and
     (c) Is free and clear of all Encumbrances except for Permitted Encumbrances.
     “Effective Time” means ___ber 1, 2007, at 7:00 a.m., Central Time.
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     “Encumbrance” means any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, or security interest.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, and ordinances, legally enforceable requirements, and rules of common law, now or hereafter in effect, relating to the protection of the environment (including any natural resource damages, any generation, use, storage, treatment, Release, or threatened Release of Hazardous Substances, into the indoor or outdoor environment, and any exposure of any Person or property to Hazardous Substances), including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and all other environmental conservation and protection laws, each as amended from time to time.
     “Equipment” means, with respect to each Wellbore, all subsurface (but only insofar as to the Assigned Depths) and surface tangible personal property, fixtures, and equipment used in connection with the operation of such Wellbore, the production of Hydrocarbons from such Wellbore, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from such Wellbore, or otherwise associated with production from such Wellbore, but excluding any personal property, fixtures, or equipment that (a) is used after or located beyond the point of sale of Hydrocarbons produced from such Wellbore, or (b) as of the Effective Time, has not been charged to the owner(s) of the working interest in such Wellbore.
     “Excluded Assets” means the following assets, which are not included in the Contemplated Transactions:
     (a) (i) all trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, and (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time;
     (b) all corporate, financial, legal, personnel, and tax records of Pioneer USA or Retained Company, and records subject to a legal privilege;
     (c) all claims and causes of action of Pioneer USA or Retained Company arising from acts, omissions, events, or damage to or destruction of property occurring prior to the Effective Time;
     (d) all rights, titles, claims, and interests of Pioneer USA or Retained Company arising prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance proceeds or awards;
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     (e) all Hydrocarbons produced from or attributable to the Wellbores with respect to all periods prior to the Effective Time, excluding all rights and interests with respect to Imbalances as of the Effective Time, together with all proceeds from or attributable to such Hydrocarbons;
     (f) claims of Pioneer USA or Retained Company for refund of, or loss carry forwards with respect to, (i) production, ad valorem, or any other taxes attributable to any period prior to the Effective Time, or (ii) income or franchise taxes or any other taxes attributable to any of the other Excluded Assets;
     (g) all amounts due or payable to Pioneer USA or Retained Company as adjustments or refunds under any Contracts with respect to periods prior to the Effective Time, specifically including amounts recoverable from audits under operating agreements, but excluding all rights and interests with respect to Imbalances as of the Effective Time;
     (h) all amounts due or payable to Pioneer USA or Retained Company as adjustments to insurance premiums related to any period prior to the Effective Time;
     (i) all proceeds, benefits, income, revenues accruing (and any security or other deposits made), and similar rights (tangible and intangible) with respect to (i) the Assets prior to the Effective Time, but excluding all rights and interests with respect to Imbalances as of the Effective Time; and (ii) any of the other Excluded Assets;
     (j) any seismic, geochemical, and geophysical information and data licensed by unaffiliated third parties to Pioneer USA or Retained Company;
     (k) all of Pioneer USA’s, Retained Company’s or their Affiliates’ intellectual property, including proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos, but not including proprietary seismic, geochemical, and geophysical information and data;
     (l) any Contract the transfer of which pursuant to the Purchase and Sale Agreement to Buyer is prohibited by any bona fide third party restriction or Legal Requirement and the necessary consents to transfer are not obtained;
     (m) any Surface Rights the transfer of which pursuant to the Purchase and Sale Agreement to Buyer is restricted by any Legal Requirement and the necessary authorizations or consents to transfer under such Legal Requirement are not obtained; and
     (n) all rights below the Assigned Depths.
     “First Closing Date” means the date of the closing of the initial public offering of Common Units.
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     “General Partner” has the meaning given such term in the introduction to this Agreement.
     “Governmental Authorization” means any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Substances” means any (a) substance that is designated, defined, or classified as a solid waste, hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance or words of similar meaning or impact, or that is otherwise regulated or as to which liability may arise under any Environmental Law, including any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, crude oil, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, whether refined or unrefined, or (c) asbestos, whether in a friable or non-friable condition, polychlorinated biphenyls, or radon.
     “Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Wellbores.
     “Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Wellbores, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, or gathering or transportation agreements.
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     “Leases” means the oil, gas, and mineral leases described on Exhibit B, and all tenements, hereditaments, and appurtenances belonging to such leases.
     “Legal Requirement” means any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.
     “Merger Agreement” means the Agreement and Plan of Merger, dated as of ___, 2007, among Pioneer USA, Buyer, Retained Company, and Pioneer Limited Natural Resources Properties LLC.
     “Mineral Interest” means the mineral interests allocated or conveyed to, or vested in, Buyer under the mineral deeds described on Exhibit C, and all tenements, hereditaments, and appurtenances belonging to such mineral interests.
     “Net Revenue Interest” means, for any Wellbore (or the specified zone(s) therein), Buyer’s share of the Hydrocarbons produced, saved, and marketed therefrom (after satisfaction of all third party royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons).
     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Over-Allotment Option” has the meaning given such term in the Partnership Agreement.
     “Partnership” has the meaning given such term in the introduction to this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the First Closing Date, as such agreement is in effect on the First Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the Partnership Agreement subsequent to the First Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 5.12 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “Partnership Entities” means the General Partner and each member of the Partnership Group.
     “Partnership Group” means the Partnership and any Subsidiary of the Partnership.
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     “Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.
     “Paying Quantities” means quantities sufficient to yield a return to the holders of the operating interest in excess of operating and equipping expenses and costs and severance taxes, including such overhead, depreciation, and other costs and expenses that are legally recognized by Texas law as chargeable against revenues for purposes of determining whether production is in paying quantities, such return to be measured over each calendar quarter.
     “Permitted Encumbrances” means any of the following:
     (a) any obligations or duties reserved to or vested in any municipality or other Governmental Body to regulate any Asset in any manner including all applicable Legal Requirements, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner which operates to reduce Buyer’s Net Revenue Interest in a Wellbore below that shown in Exhibit A or increase Buyer’s Working Interest in a Wellbore above that shown in Exhibit A without a proportionate increase in the Net Revenue Interest;
     (b) the terms and conditions of all leases, options, servitudes, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, operating agreements, construction agreements, construction and operation agreements, participation agreements, exploration agreements, partnership agreements, processing agreements, plant agreements, pipeline, gathering, exchange, and transportation agreements, disposal agreements, permits, licenses, and any other agreements affecting the Assets;
     (c) with respect to the Purchase and Sale Agreement, any Consents with respect to which prior to the Closing Date, (i) waivers or consents have been obtained from the appropriate Person, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (iii) mutually agreed upon arrangements have been made by the parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained;
     (d) easements, rights-of-way, servitudes, permits, surface leases, and other similar rights on, over, or in respect of any of the Wellbores;
     (e) lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens with respect to a Wellbore if the net cumulative effect of such burdens does not operate to reduce Buyer’s Net Revenue Interest in such Wellbore below that shown in Exhibit A or increase Buyer’s Working Interest in such Wellbore above that shown in Exhibit A without a proportionate increase in the Net Revenue Interest;
     (f) conventional rights of reassignment obligating Pioneer USA to reassign its interests in any portion of the Leases to a third party in the event Buyer intends to release
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Omnibus Agreement

or abandon such interest prior to the expiration of the primary term or other termination of such interest;
     (g) inchoate and unperfected liens;
     (h) tax liens being contested in good faith;
     (i) the VPP; and
     (j) such other defects or irregularities of title or Encumbrances as Buyer may have waived in writing.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Pioneer” has the meaning given such term in the introduction to this Agreement.
     “Pioneer Entities” means Pioneer and each of its Subsidiaries excluding the Partnership Entities.
     “Pioneer USA” has the meaning given such term in the introduction to this Agreement.
     “Pioneer Volumes” has the meaning given such term in Section 3.1.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase and Sale Agreement” means the agreement dated as of ___, 2007 pursuant to which Pioneer USA and Retained Company may sell assets to Buyer for cash to be paid for from proceeds received from the exercise of the Over-Allotment Option.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
     “Representatives” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Retained Assets” means Pioneer USA’s and Retained Company’s retained undivided interests in (a) the Wellbores, (b) the Leases, (c) the Equipment, (d) Hydrocarbons produced from the Assigned Depths after the Effective Time, (e) the Contracts, (f) the Surface Rights, and (g) the Asset Records.
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     “Retained Company” means Pioneer Retained Properties Company LLC, a Texas limited liability company.
     “Risk-Based Cleanup Criteria” means risk-based cleanup criteria authorized under applicable Environmental Law for remediation of a particular property, taking into consideration the use of the property being remediated and any relevant contractual or other requirements.
     “Subsidiary” has the meaning given such term in the Partnership Agreement.
     “Surface Rights” means all easements, permits, licenses, servitudes, rights-of-way, surface leases, and other surface rights appurtenant to, and used or held for use in connection with, the Wellbores.
     “Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws that provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal, or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person and, with respect to the Partnership, means Common Units.
     “VPP” means a volumetric production payment agreement, pursuant to which Pioneer USA sold 7.3 million barrels of oil equivalent of proved reserves in the Spraberry field, and which requires the delivery by Pioneer USA of specified quantities of gas through December 2007 and specified quantities of oil through December 2010.
     “Wellbores” means the wellbores of the wells identified on Exhibit A attached hereto.
     “Working Interest” means, for any Wellbore, that share of costs and expenses associated with the exploration, maintenance, development, and operation of such Wellbore that Buyer is required to bear and pay.
     Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America.
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The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
Geographic Limitations
     Section 2.1 Geographic Limitations. Beginning with the First Closing Date, the operations of the Partnership Group will be limited to the geographic area within the Area of Operations. If Pioneer forms another publicly-traded limited partnership or limited liability company, as long as both the Partnership Group and such other entity are Affiliates of Pioneer, Pioneer will prohibit it from competing with the Partnership Group in the Area of Operations, and the Partnership Group will be prohibited from competing with such entity in its area of operations.
ARTICLE III
VPP Obligation
     Section 3.1 VPP Obligation. Certain of the Assets are subject to the VPP and will remain subject to the VPP after the Closing Date but it is the intent of the Parties that Pioneer USA shall bear the full economic burden of the VPP with respect to such Assets or any other Assets acquired after the date of this Agreement that are subject to the VPP. Accordingly, the Parties agree that the obligations arising under the VPP shall first be satisfied by the delivery of volumes produced from the interests and properties of Pioneer USA (the “Pioneer Volumes”), prior to any delivery of volumes produced from the Assets. If the Pioneer Volumes are at any time insufficient to satisfy the obligations under the VPP, volumes produced from the Assets subject to the VPP shall be delivered in satisfaction thereof, and Pioneer USA will make a cash payment to the Partnership Group equal to the value of the volumes delivered pursuant to the VPP obligation as if the volumes were sold in the ordinary course of business on the date delivered pursuant to the VPP. Such cash payment will be made (i) within 30 days after the last day of the month in which the volumes were delivered to the extent such volumes consisted of oil or (ii) within 60 days after the last day of the month in which the volumes were delivered to the extent such volumes consisted of natural gas. To the extent that the Partnership Entities incur any out-of-pocket expenses in connection with the delivery of any volumes pursuant to this Section 3.1 or incur any other expenses or losses, including legal claims, with respect to the VPP, Pioneer USA will reimburse the Partnership Entities for such expenses within 10 days upon receipt of an invoice therefor.
ARTICLE IV
Indemnification
     Section 4.1 Indemnification and Payment of Damages by Pioneer USA. Except as otherwise limited in this Article IV, Pioneer USA shall defend, indemnify, and hold harmless the Partnership Entities for, and shall pay to the Partnership Entities the amount of, any loss, liability, demand, judgment, settlement, fine, penalty, expense, cost, remediation cost or expense, attorneys fees and expenses, claim, or damage, whether or not involving a third-party claim (collectively, “Damages”), arising from:
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          (a) any violation, or correction of any violation, of Environmental Laws associated with the ownership or operation of the Assets; or any event or condition associated with the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, or about or Releasing to or from the Assets or any Releases of Hazardous Substances generated by the operation of the Assets), including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, abatement, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, using Risk-Based Cleanup Criteria, if applicable, or to satisfy any applicable Voluntary Cleanup Program, using Risk-Based Cleanup Criteria, if applicable, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, using Risk-Based Cleanup Criteria, if applicable, or to satisfy any applicable Voluntary Cleanup Program, using Risk-Based Cleanup Criteria, if applicable, and (C) the cost and expense for any environmental pre-trial, trial, or appellate legal or litigation support work; but only to the extent that such violation, event, or condition occurred or existed on or before the Closing Date (collectively, “Covered Environmental Losses”). Covered Environmental Losses shall not include any claim, loss, or expense arising from or related to the plugging and abandonment of Wellbores upon the determination that such Wellbore(s) have reached its or their useful economic life. The term “plugging and abandonment” as used herein shall mean all plugging, replugging, and abandonment associated with the Assets, or any portion thereof, and including all plugging and abandonment, associated removal, disposal, or restoration of the surface, site clearance, and disposal of the wells, structures and personal property located on or associated with the Assets, the removal or capping and burying of all associated flowlines, the recontouring of the surface in accordance with applicable Legal Requirements or the terms and conditions of applicable leases, licenses, franchises, or contracts, site clearance and any disposal of related waste materials or Hazardous Substances of the type ordinarily encountered in oil and gas operations, but “plugging and abandonment” shall not include investigation or remediation of soil, groundwater, or surface water contamination (requiring remediation or response action under applicable Environmental Laws) exceeding the level of site restoration typically required for normal plugging and abandonment activities;
          (b) any failure to allocate or convey to, or vest in, Buyer Defensible Title to the Assets;
          (c) all federal, state, and local tax liabilities attributable to the operation of the Assets prior to the Effective Time, including any such liabilities arising from the Contemplated Transactions; or
          (d) the use, ownership, or operation of the Assets by Pioneer USA or any Affiliate of Pioneer USA prior to the Effective Time, except to the extent assumed by Buyer as Assumed Liabilities.
The remedies provided in this Article IV are the Partnership Entities’ exclusive remedies in connection with any Damages or liabilities incurred or suffered by the Partnership Entities in connection with the Contemplated Transactions. The indemnification obligations of Pioneer USA shall terminate (i) in the case of clause (a) above, on the first anniversary of the Closing
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Date, (ii) in the case of clauses (b) and (d) above, on the third anniversary of the Closing Date, and (iii) in the case of clause (c) above, after the expiration of all applicable statutes of limitation. If a claim for Damages could be brought under either clause (a) or (d) above, such claim must be brought under clause (a) and shall be subject to the limitations on indemnification of a claim brought under clause (a) as provided in this Article IV.
     Section 4.2 Limitations on Amount. The aggregate liability of Pioneer USA in respect of all Covered Environmental Losses under Section 4.1(a) and all claims for Damages under Section 4.1(d) shall not exceed $10.0 million in the aggregate, and Pioneer USA shall not have any obligation to indemnify any Partnership Entity under Section 4.1(a) or Section 4.1(d) until the total of all Damages under such sections exceed $500,000 in the aggregate, and then only to the extent such Damages exceed $500,000 in the aggregate. Notwithstanding anything herein to the contrary, in no event shall Pioneer USA have any indemnification obligations under Section 4.1(a) for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
     Section 4.3 Procedure for Indemnification — Third Party Claims.
          (a) The Partnership Entities agree that promptly after any such entity becomes aware of facts giving rise to a claim for indemnification under this Article IV, it will provide notice thereof in writing to Pioneer USA, specifying the nature of and specific basis for such claim.
          (b) Pioneer USA shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Partnership Entities that are covered by the indemnification under this Article IV, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Partnership Entity to be indemnified unless it includes a full release of such Partnership Entity from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Partnership Entity.
          (c) The Partnership Entities agree to cooperate fully with Pioneer USA, with respect to all aspects of the defense of any claims covered by the indemnification under this Article IV, including the prompt furnishing to Pioneer USA of any correspondence or other notice relating thereto that the Partnership Entities may receive, permitting the name of the Partnership Entities to be utilized in connection with such defense, the making available to Pioneer USA of any files, records or other information of the Partnership Entities that Pioneer USA considers relevant to such defense and the making available to Pioneer USA of any employees of the Partnership Entities; provided, however, that in connection therewith Pioneer USA agrees to use reasonable efforts to minimize the impact thereof on the operations of the Partnership Entities. In no event shall the obligation of the Partnership Entities to cooperate with Pioneer USA as set forth in the immediately preceding sentence be construed as imposing upon the Partnership Entities an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IV; provided, however, that the Partnership Entities may, at their own option, cost and expense, hire and pay for counsel in
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connection with any such defense. Pioneer USA agrees to keep any such counsel hired by the Partnership Entities informed as to the status of any such defense, but Pioneer USA shall have the right to retain sole control over such defense.
          (d) In determining the amount of any loss, cost, damage or expense for which the Partnership Entities are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Partnership Entities and (ii) all amounts recovered by the Partnership Entities under contractual indemnities from third Persons. For purposes of calculating the aggregate liability of Pioneer USA under Sections 4.1(a) and (d), Pioneer USA will be deemed to have incurred any such liability when incurred or paid (and such liability shall be applied toward the $10.0 million limitation on liability set forth in Section 4.2), regardless of the status of any insurance claims in respect thereof, and such liability (and the application thereof toward the $10.0 million limitation on liability set forth in Section 4.2) will be reduced when any insurance proceeds in respect thereof are actually received by Pioneer USA to the extent that Pioneer USA is not required to pay such proceeds over to any Partnership Entity.
          (e) The indemnification obligations under this Article IV shall continue with respect to any claim for indemnification pursuant to this Article IV that is pending as of the end of the applicable survival period notwithstanding the expiration of such survival period.
     Section 4.4 Extent of Indemnity. Without prejudice to the indemnity and other obligations of Pioneer USA hereunder, Pioneer USA makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer (including any opinion, information, or advice which may have been provided to Buyer by any Affiliate or Representative of Pioneer USA or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Pioneer USA’s counsel, or any other agent, consultant, or representative) regarding the Assets or the liabilities or operations of Buyer.
     Section 4.5 Limitations of Liability. In no event shall Pioneer USA ever be liable to the Partnership Entities for any exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages relating to or arising out of the Contemplated Transactions; provided, however, that any exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages recovered by a third party (including a Governmental Body, but excluding any Affiliate of any Party) against a party entitled to indemnity pursuant to this Article IV shall be included in the Damages recoverable under such indemnity. For purposes of Section 4.4 and this Section 4.5, the term Pioneer USA means Pioneer USA and any of its Affiliates.
ARTICLE V
Miscellaneous
     Section 5.1 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
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     Section 5.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made to the attention of such Party at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel
     Section 5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by any Party which is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and none of the Parties shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.
     Section 5.4 Jurisdiction; Service of Process. Without limiting the Parties’ agreement to arbitrate in Section 5.19, any action or proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the Parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas (Dallas Division), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such action or proceeding and waives any objection to venue laid therein for such limited purpose. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.
     Section 5.5 Further Action. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
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     Section 5.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, as well as any Persons asserting rights or claims on behalf of any of the foregoing Persons.
     Section 5.7 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
     Section 5.8 Termination. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, Article II may immediately thereupon be terminated by Pioneer USA. Article II of this Agreement shall also immediately terminate upon a Change of Control.
     Section 5.9 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     Section 5.10 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.
     Section 5.11 Invalidity of Provisions. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     Section 5.12 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by each of the Parties; provided, however, that after the First Closing Date, the Partnership may not, without the prior approval of the Conflicts Committee or, if there is no such committee, the independent members of such board of directors, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of such Common Units. Without the consent of any Party, Pioneer shall be entitled to amend this Agreement to delete Article II or to amend the definition of “Area of Operations” in a manner that would expand the geographical scope of such term. The Parties agree that if the closing of the issuance of Common Units pursuant to the exercise of the Over-Allotment Option is consummated after the date of this Agreement, the Parties will amend Exhibits A, B and C to reflect the fact that the proceeds received from the exercise of the Over-Allotment Option will be used to increase the interests in certain of the Assets transferred to the Partnership Group.
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     Section 5.13 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, a merger shall not be deemed to be an assignment and a transfer of the rights and an assumption of the obligations under this Agreement; provided further, however, that the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment of such rights or obligations of such Party to this Agreement if the assignee assumes all of the obligations under this Agreement. Each of the Parties hereto specifically intends that each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     Section 5.14 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     Section 5.15 Direct or Indirect Action. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.
     Section 5.16 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Legal Requirement.
     Section 5.17 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 5.13, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of the Partnership or other Person shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     Section 5.18 No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of any Party or any officer, director, manager or employee of any Affiliate of any Party.
     Section 5.19 Arbitration. Any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement or to the subject matter of this Agreement or to any relationship created thereby (each a “Dispute”) shall be resolved by binding arbitration. A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that this Agreement is unlawful, unenforceable, void or voidable or involves claims sounding in tort, contract, statute or common law. This Section 5.19 shall be binding on and shall inure to the benefit of the Parties and their Affiliates and the Partnership Entities. The validity, construction and interpretation of this agreement to arbitrate,
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and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal. Any arbitration under this Agreement shall be administered by the American Arbitration Association (“AAA”) and conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in existence at the time of the arbitration. In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 5.1 of this Agreement. Except for any exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages recovered by a third party pursuant to Section 4.5, the arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages, and the Parties and their Affiliates and the Partnership Entities waive any right they may have to recover such damages from one another. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The seat (or legal place) and venue of the arbitration shall be in Dallas, Texas. The arbitration shall be conducted in the English language.
     The Dispute shall be decided by a panel of three neutral arbitrators. The claimant or claimants shall nominate an arbitrator at the time of service of a request for arbitration. The respondent or respondents shall nominate an arbitrator at the time of service of the response to the request for arbitration. If the claimant(s) or respondent(s) fail to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules. The two appointed arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration. If the two party-appointed arbitrators are unable to agree upon an arbitrator within fifteen (15) days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the Rules. Notwithstanding the foregoing, if two or more respondents have interests with regard to a Dispute that are not completely common, then all arbitrators shall be appointed in accordance with the Rules and not by nomination or appointment by the Parties. Any arbitration award may be enforced by the courts sitting in Dallas, Texas or any other court of competent subject matter jurisdiction (including any jurisdiction in which a Party holds or keeps assets). Any action to challenge, vacate or set aside the award in whole or in part must be brought in the courts sitting in Dallas, Texas. The Parties and their Affiliates and the Partnership Entities agree to waive any objections they may have to personal jurisdiction, venue or forum non-conveniens for any action brought to enforce the award in the courts sitting in Dallas, Texas or any other jurisdiction where a party against which enforcement of the award is sought holds or keeps assets.
     Section 5.20 Asset Records. For so long as Pioneer USA continues as operator of the Wellbores, Pioneer USA shall retain custody of the Asset Records. Buyer, at Buyer’s expense, shall be entitled to obtain copies of the Asset Records as Buyer may desire, at reasonable business hours and upon prior notice to Pioneer USA. Pioneer USA will give Buyer reasonable notice prior to destroying any of the Asset Records. If Pioneer USA resigns as operator of any Wellbore, or is no longer the operator for any reason, Pioneer USA shall promptly deliver the Asset Records attributable to such Wellbore to Buyer, unless (a) an Asset Record applicable to such Wellbore is also applicable to any other Wellbore or Excluded Asset, or (b) Pioneer USA is retaining an interest in such Wellbore, in which case Pioneer USA shall promptly deliver either the Asset Record or a copy thereof to Buyer, at Pioneer USA’s option. Pioneer USA may, at its own expense, retain copies of all Asset Records delivered to Buyer. After the delivery of any
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Asset Record to Buyer, Pioneer USA, at Pioneer USA’s expense, shall be entitled to obtain from Buyer, at reasonable business hours and upon prior notice to Buyer, copies of such records as reasonable and necessary for tax purposes or in connection with any Proceeding or threatened Proceeding against Pioneer USA.
     Section 5.21 Limitation on Mineral Interests. With respect to each Wellbore, and subject to the remainder of this Section 5.21, the rights, titles, and interests in the Mineral Interests shall be limited in duration to a term commencing on the Closing Date and continuing for so long as Hydrocarbons are produced in Paying Quantities from the Assigned Depths in such Wellbore. If, at any time or times after the Closing Date, the production of Hydrocarbons in Paying Quantities from the Assigned Depths in any Wellbore should cease from any cause, then Buyer’s rights in the Mineral Interests applicable to such Wellbore shall nevertheless continue in force and effect if drilling or reworking operations in an attempt to restore production in Paying Quantities from the Assigned Depths in such Wellbore are commenced within sixty (60) days after such cessation of production, and remain in force and effect for so long as such drilling or reworking operations are diligently prosecuted with no cessation of more than thirty (30) consecutive days; and if such drilling or reworking operations result in the production of Hydrocarbons in Paying Quantities from the Assigned Depths in such Wellbore, then Buyer’s rights in the Mineral Interests applicable to such Wellbore shall remain in force and effect for so long thereafter as such Hydrocarbons are produced in Paying Quantities. Further, if the interests in any Wellbore allocated or conveyed to, or vested in, Buyer on the Closing Date include both one or more Mineral Interests and one or more Leases, then the Mineral Interest(s) applicable to such Wellbore shall remain in force and effect for so long as any Lease applicable to such Wellbore remains in force and effect or is renewed in such time and manner as to remain subject to the applicable operating agreement for such Wellbore.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the First Closing Date.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

By:	PIONEER NATURAL RESOURCES GP LLC, its general partner

By:

Name:
Title:

PIONEER NATURAL RESOURCES GP LLC

By:

Name:
Title:

PIONEER NATURAL RESOURCES COMPANY

By:

Name:
Title:

PIONEER NATURAL RESOURCES USA, INC.

By:

Name:
Title:
Signature Page to
Pioneer Southwest Energy Partners L.P.
Omnibus Agreement

PIONEER SOUTHWEST ENERGY PARTNERS USA LLC

By:

Name:
Title:
Signature Page to
Pioneer Southwest Energy Partners L.P.
Omnibus Agreement